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                                                                       EXHIBIT 8

                             CONSULTANCY AGREEMENT


This Agreement made and entered into as of this 1st day of January, 1997 between Central Parking Systems, Inc., a Tennessee corporation ("CPS") and Lowell Harwood, an individual who presently resides in New York City (hereinafter "Harwood").

                              W I T N E S S E T H

         WHEREAS, Harwood is knowledgeable of real estate opportunities for parking facilities in the United States; and

         WHEREAS, CPS has need for the experience and expertise of Harwood.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Term. The term of the Consultancy Agreement will be for one year running from January 1, 1997 through December 31, 1997.

         2. Compensation. In consideration of the duties to be performed by Harwood pursuant hereto, CPS will pay to Harwood the sum of One Hundred Twenty Thousand Dollars ($120,000) payable at the rate of Ten Thousand Dollars ($10,000) per month on or before the last day of each calendar month during the term hereof.
                 In addition, Harwood will be entitled incentive compensation as provided in Exhibit 2.

         3. Duties. Harwood will advise and consult CPS in connection with the acquisition, ownership, leasing, operation and/or management of storage and parking facilities for automobiles and motor vehicles throughout the United States.

                 Harwood will be reimbursed the reasonable out-of pocket expenses he incurs in connection with the performance of services set forth herein provided that he first obtains CPS' written approval of such expenses in advance.

         4. This Agreement is subject and subordinate to that certain Confidentiality and Noncompete Agreement dated ______________, 1997 between Central Parking Corporation and Harwood. Harwood agrees that all services rendered by him in connection with this Agreement will be for the sole benefit of CPS and Harwood agrees that this Consultancy Agreement is not to be
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                 construed or interpreted as in any way derogating the effect of the Confidentiality and Noncompete Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of January 1, 1997.

                                        CENTRAL PARKING SYSTEM, INC.


ATTEST:                                 By:
       ----------------------------         ------------------------------------
                                            Monroe J. Carell, Jr., Chairman



ATTEST:                                 By:
       ----------------------------         ------------------------------------
                                            Lowell Harwood
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                                   EXHIBIT 2

                                       TO

                    CONSULTING AGREEMENT FOR LOWELL HARWOOD


- Lowell Harwood would be offered a seat on the Board of Directors of Central Parking Corporation as proposed in the Letter from Monroe Carell dated October 22, 1996.

- In addition, Lowell Harwood would be eligible for incentive payments for every acquisition or business opportunity realized by Central Parking Corporation that he originates or identifies, after consummation of the transaction.

         - 10% of all Gross Operating Income (NOI less 5% of operating expenses G&A burden) derived from new leases or 10% of pretax operating profit from newly acquired companies, in each case where Lowell Harwood was primarily responsible for such lease or acquisition.

         - 10% of all Gross Operating Income (NOI less 5% of operating expenses G&A burden) derived from new management agreements where Lowell Harwood was primarily responsible for securing the management agreement.

         - Incentive compensation will be paid to Lowell Harwood for seven one-half years from the date of commencement of operation pursuant to the lease on management agreement or company acquisition.

         - Incentive compensation will be paid to Lowell Harwood annually within forty-five (45) days after the fiscal year end.

         - Incentive compensation will be in addition to reimbursement of any expenses incurred in acquiring new leases, management contracts and properties, provided Harwood complies with the provisions of Section 3 of the Consulting Agreement.